EXHIBIT 10.1

Employment and Confidentiality Agreement

This Employment and Confidentiality Agreement (the “Agreement”) is made between First Bank of Beverly Hills (the “Bank”), a state chartered bank, and Joseph W. Kiley, III (the “Employee”). The Bank is an affiliate of Beverly Hills Bancorp, Inc. a Delaware corporation (the “Company”).

Accordingly, on the basis of the representations, warranties, and covenants contained in this Agreement, the parties agree as follows effective as of January 1, 2006 (the “Effective Date”):

1.	ARTICLE 1 – EMPLOYMENT AND TERM

1.1.	The Bank earlier notified Employee that it was not renewing Employee’s employment under the terms of the Employment, Confidentiality and Contingent Severance Agreement dated January 1, 2003 (the “Severance Agreement”). Accordingly, Employee’s employment pursuant to that Severance Agreement will expire December 31, 2005. Notwithstanding the fact that the Bank and Employee are entering into a new employment relationship pursuant to this Agreement, the pay and benefits Employee is to receive under the terms of the Severance Agreement pursuant to Section 4.2(b) and (c) thereof shall not be impacted or otherwise affected by Employee’s entering into this Agreement with the Bank and Employee shall begin to receive the pay and benefits outlined in the Severance Agreement as a result of the Bank’s non-renewal of the Severance Agreement commencing on January 1, 2006. Likewise, Employee’s entitlement to receive the 2004 continuous service bonus payments pursuant to the Amended 2004 Annual Incentive Award Plan is not altered by this Agreement and thus payable on January 1, 2006.

1.2.	Term. The term of employment under this Agreement shall commence on the Effective Date, and shall continue for a period of twelve (12) months thereafter. Either the Bank or Employee may terminate the employment relationship under this Agreement at any time, with or without reason, upon thirty (30) days notice to the other. If the Bank provides thirty (30) days notice to terminate the employment relationship, then it will have no further obligation to pay Employee his salary through the remainder of the term of this Agreement. The Bank may, at its option, offer to continue the employment relationship under this Agreement for an additional 6 month term, upon written notice to Employee.

2.	ARTICLE 2 – DUTIES OF THE EMPLOYEE

2.1.

Position and Duties. The Bank will employ the Employee as its President and Chief Executive Officer, and Employee accepts such employment, on the terms and conditions set forth in this Agreement. Employee will undertake and perform all duties as required of the position. Employee will render such services and perform such duties and acts in connection with any aspect of the Bank’s business as may be lawfully required by the management or the Board of Directors of the Bank. Employee shall perform the services contemplated herein faithfully, diligently, to the best of Employee’s ability, and in the best interests of the Bank. Employee will also devote his full and exclusive business time and efforts in rendering such services and to the extent of his authority will endeavor to ensure that the Bank is in compliance with all laws, rules, regulations and policies applicable to the Bank. The Employee shall, at all times, adhere to and obey any and all written internal rules and regulations governing the conduct of the Bank’s employees as established and modified from time to time.

2.2.	Exclusive Services. During his employment by the Bank, the Employee shall not, without the express prior written consent of the Board of Directors of the Bank, engage directly or indirectly in any outside employment or consulting of any kind, whether or not the Employee receives remuneration for such services. Further, the Employee shall not engage in any activity that would impair the Employee’s ability to act and exercise judgment in the best interest of the Bank.

2.3.	Subpoenas; Cooperation in Defense of the Bank. If the Employee, during employment or thereafter, is served with any subpoena or other compulsory judicial or administrative process calling for production of confidential information or if the Employee is otherwise required by law or regulations to disclose confidential information, the Employee will immediately, before making any such production or disclosure, notify the Bank and provide it with such information as may be necessary for the Bank to take such action as the Bank deems necessary to protect its interests. The Employee agrees to cooperate reasonably with the Bank, whether during employment or thereafter, in the prosecution or defense of all threatened claims or actual litigation in which the Bank is or may become a party, whether now pending or hereafter brought, in which the Employee has knowledge of relevant facts or issues. The Employee shall be reimbursed for reasonable expenses for travel time due to cooperating with the prosecution or defense of any litigation for the Bank.

2.4.	Other Obligations. The Employee acknowledges that the Bank from time to time may have agreements with other persons or with various governmental agencies that impose obligations or restrictions on the Bank regarding inventions or creative works made during the course of the Bank’s work under such agreements, or that relate to the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions of which the Employee is informed by the Bank and to take all action necessary to discharge the obligations of the Bank thereunder.

3.	ARTICLE 3 – COMPENSATION

3.1.	Base Salary. Employee will receive a base salary of $275,000.00 per year, less applicable withholdings. This salary shall be payable semi-monthly in accordance with the Bank’s regular payroll practices.

3.2.	Bank Employee Benefits. Employee will be entitled to participate in the Bank’s employee benefit plans, including the Amended 2004 Annual Incentive Award Plan or its successor, 401(k) savings plan, medical, dental, vision, long-term disability, and short term disability benefits or insurance programs on the same basis as any of those benefits or insurance programs are available generally to other officers of similar position under the Bank’s then current personnel policies. The Bank and the Company will not, without Employee’s written consent, make any changes in Employee’s rights or benefits thereunder, except to the extent such changes are made applicable to all executive-level Bank and Company employees on a non-discriminatory basis. The Bank’s obligations to continue coverage of these benefits under Section 4.2(c) of the above-referenced Severance Agreement will be suspended during the period of time Employee continues his employment pursuant to this Agreement. Upon the termination of Employee’s employment pursuant to this Agreement, the Bank’s obligations under Section 4.2(c) of the Severance Agreement will commence and continue under the provisions stated therein.

3.3.	Vacation. Employee will be eligible to earn vacation time at a rate of 13.33 hours per month up to a total of 160 hours in the calendar year. Vacation time not used in any calendar year may be carried forward, provided, however, that, once the Employee has accrued 200 hours, Employee shall not be eligible to accrue additional vacation time until he has taken one or more days of vacation.

3.4.	Reimbursement for Expenses. To the extent Employee incurs necessary and reasonable business expenses in the course of his employment, the Bank will reimburse Employee for such expenses, subject to the Bank’s then current policies regarding reimbursement of such business expenses.

3.5.	Indemnity and Insurance. Employee shall receive all benefits and privileges to which the Employee is entitled by law or pursuant to the Bylaws of the Bank or the Company.

3.6.	2005 Bonus Payment. Employee will be eligible to receive a 2005 bonus in the amount of $175,000.00 pursuant to the Amended 2004 Annual Incentive Award Plan approved by the Board on February 4, 2005. Said bonus payment will be made to Employee on or before March 15, 2006.

3.7.

Continuous Service Bonus Eligibility. Employee will be eligible to receive a continuous service bonus in the amount of $75,000.00 if Employee remains employed through June 30, 2006. If the Bank terminates Employee’s employment pursuant to this Agreement at any time prior to June 30, 2006, Employee will remain eligible to receive this continuous service bonus payment. Should Employee terminate his employment relationship with the Bank prior to

June 30, 2006, Employee will forfeit his eligibility for the continuous service bonus payment. If Employee is terminated for “cause” as defined in Section 4.1 of this Agreement prior to June 30, 2006, then Employee is not entitled to and forfeits his eligibility for the continuous service bonus set forth in this Section 3.7. If Employee remains employed with the Bank after June 30, 2006, then, at the Bank’s Board of Directors’ sole discretion, Employee may be provided a Bonus Opportunity in addition to the bonus mentioned in this Section 3.7 as provided in Section 3.2.

4.	ARTICLE 4 – TERMINATION FOR CAUSE

4.1	Termination for Cause. Termination for cause shall mean termination because of Employee’s incompetence, personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, habitual neglect of duties, intentional failure to perform stated duties, willful violation of any material law, rule or regulation, order or material breach of any employment policy of the Bank or any material breach of any provision of this Agreement. Written notice delivered to Employee is a prerequisite to Termination for Cause and such termination shall be effective on the delivery date of the written notice. Employee shall have the right to receive compensation or other benefits which have already vested or been earned as of the date of notice of Termination for Cause, unless expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits. Employee shall receive no other compensation or severance pay in the event of Termination for Cause.

5.	ARTICLE 5 – CONFIDENTIALITY AND NON-SOLICITATION

5.1.

Non-disclosure of Confidential and Trade Secret Information. Employee acknowledges that, in the course of employment with the Bank, Employee will have access to and learn confidential information. Confidential information includes but is not limited to information about the Bank’s borrowers and clients, the terms and conditions under which the Bank or its affiliates deal with borrowers and clients, pricing information for the purchase or sale of assets, financing and securitization arrangements, research materials, manuals, computer programs, formulas analyzing assets portfolios, techniques, data, marketing plans and tactics, technical information, lists of asset sources, the processes and practices of the Bank and related companies, information contained in electronic or computer files, financial information, salary and wage information, and other information that is designated by the Bank or its affiliates as confidential or that Employee knows or should know is confidential information provided by third parties that the Bank or its affiliates are obligated to keep confidential and all other proprietary information of the Bank or its affiliates. Employee acknowledges that all confidential information is and shall continue to be the exclusive property of the Bank or its affiliates, whether or not prepared in whole or in part by the Employee and whether or not disclosed to or entrusted to the Employee in connection with employment by the Bank. Employee agrees not to disclose confidential information, directly or indirectly, under any circumstances or by any means, to any third persons without the prior written consent of the Bank. Employee agrees that he will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of confidential information, except as may be necessary to perform work done by Employee for the Bank. Employee agrees to exercise the highest degree of care in safeguarding confidential information against loss, theft or other inadvertent disclosure and agrees generally to take all steps necessary or requested by the Bank to ensure maintenance of the confidentiality of the confidential information. Employee agrees in addition to the specific covenants contained herein to comply with all of the Bank’s policies and procedures, as well as all applicable laws, for the protection of confidential information.

5.2.	Exclusions. Section 5.1 shall not apply to the following information: (a) information now or hereafter voluntarily disseminated by the Bank to the public or which otherwise becomes part of the public domain through lawful means; (b) information already known to the Employee as documented by written records which predate Employee’s employment with the Bank; (c) information subsequently and rightfully received from third parties and not subject to any obligation of confidentiality; or (d) information independently developed by Employee after termination of his employment.

5.3.	Confidential Proprietary and Trade Secret Information of Others. Employee represents that he has disclosed to the Bank any agreement to which Employee is or has been a party regarding the confidential information of others and Employee understands that Employee’s employment by the Bank will not require Employee to breach any such agreement. Employee will not disclose such confidential information to the Bank nor induce the Bank to use any trade secret proprietary information received from another under an agreement or understanding prohibiting such use or disclosure.

5.4.	Non-solicitation of Employees. During the period of twelve (12) months after termination of this Agreement, Employee shall not directly or indirectly solicit for employment or for independent contractor work any employee of the Bank or the Company, and shall not encourage any such employee to leave the employment of the Bank or the Company.

5.5.	Company to Benefit from Provisions. To the extent any provisions of this Article 5 relates in any way to confidential information and trade secrets of the Company, then the obligations of Employee set forth in this Article 5 shall also extend to the Company and inure to its benefit.

6.	ARTICLE 6 – BANK’S OWNERSHIP IN EMPLOYEE’S WORK

6.1.	Bank’s Ownership. The Employee agrees that all inventions, discoveries, improvements, trade secrets, formulas, techniques, mask works, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during the Employee’s employment with the Bank, either alone or jointly with others, or relating to the Bank or to the banking industry shall be owned exclusively by the Bank, and the Employee hereby assigns to the Bank all Employee’s right, title, and interest in all such intellectual property. The Employee agrees that the Bank shall be the sole owner of all rights pertaining thereto, including but not limited to domestic and foreign patents or other rights pertaining thereto, and further agrees to execute all documents that the Bank reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patents applications, or other documents that Bank may reasonably request. The Employee shall claim no interest in any inventions, copyrighted material, mask works, patents, or patent applications unless the Employee demonstrates that any such invention, copyrighted material, mask, work, patent, or patent application was developed before he began any employment with the Bank. This provision is intended to apply only to the extent permitted by applicable law.

6.2.	Statutory Limitation on Assignment. The Employee understands that the Bank is hereby advising the Employee that any provision in this Agreement requiring the Employee to assign rights in any invention does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code. That Section provides, as follows:

(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information, except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

By signing this Agreement, the Employee acknowledges that this paragraph shall constitute written notice of the provisions of Section 2870.

6.3	Ownership of Records. Any written record that the Employee may maintain of inventions, discoveries, improvements, trade secrets, formulae, processes, or know-how, whether or not patentable and whether or not reduced to practice, and any such records relating to original works of authorship or mask works made by the Employee, alone or jointly with others, in the course of the Employee’s employment with the Bank shall remain the property of the Bank. The Employee shall furnish the Bank any and all such records immediately upon request.

6.4	Ownership of Records. If the Employee, during employment with the Bank, is engaged in or associated with the planning or implementation of any project, program, or venture involving the Bank and any third parties, all rights in the project, program, or venture shall belong to the Bank, and the Employee shall not be entitled to any interest therein or to any commission, finder’s fee, or other compensation in connection therewith other than the salary to be paid to the Employee as provided in this Agreement.

6.5	Return of Bank’s Property and Materials. Upon termination of employment with the Bank, Employee shall deliver to the Bank all Bank property and materials that are in the Employee’s possession or control, including all of the information described as confidential information in Article 5 of this Agreement and including all other information relating to any inventions, discoveries, improvements, trade secrets, formulae, processes, know-how, original works of authorship, or mask works of the Bank.

6.6	Company to Benefit from Provisions. To the extent any provisions of this Article 6 relates in any way to information, property, rights, projects, ventures, or inventions of the Company, then the obligations of Employee set forth in this Article 6 shall also extend to the Company and inure to its benefit.

7.	ARTICLE 7 – DISPUTE RESOLUTION AGREEMENT

7.1	In the event of any dispute, claim or controversy between the Bank and Employee, both parties agree to initially submit such dispute, claim or controversy to non-binding mediation, by a mediator mutually agreed upon by the Bank and Employee. The disputes, claims and controversies to be submitted to mediation include, but are not limited to, claims arising from the California Constitution; Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e); the California Fair Employment and Housing Act (Cal.Govt. Code §12900 et seq.); the Americans with Disabilities Act; the Age Discrimination in Employment Act (29 U.S.C. §§ 621-633a); the Older Workers’ Benefit Protection Act; and claims of intentional infliction of emotional distress; breach of contract including but not limited to this Agreement; breach of implied contract; or any other statute or common law principle of similar effect.

7.2	Either party may commence the non-binding mediation process called for in this Dispute Resolution Agreement by providing written notice upon the other party as set forth in paragraph 8.10 of this Agreement. The parties will then agree to submit the claim to a mediator mutually agreed upon by the Bank and Employee. The parties will cooperate with one another and with the non-binding mediator, in selecting a mediator, and in scheduling the mediation.

7.3	The Bank shall pay all of the fees and costs of the non-binding mediation and will pay for its own attorney’s fees and will not request any fees or costs from the Employee. Should the Employee retain legal counsel, the cost of such legal counsel shall be the sole responsibility of the Employee.

7.4	If the parties fail to resolve their dispute, claim or controversy in non-binding mediation as set forth in paragraphs 7.1-7.3, above, then the Bank and Employee agree to submit such dispute, claim or controversy to final and binding arbitration, by an arbitrator or association mutually agreed upon by the Bank and Employee. The disputes, claims and controversies to be submitted to arbitration include, but are not limited to, claims arising from the California Constitution; Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e); the California Fair Employment and Housing Act (Cal.Govt. Code §12900 et seq.); the Americans with Disabilities Act; the Age Discrimination in Employment Act (29 U.S.C. §§ 621-633a); the Older Workers’ Benefit Protection Act; and claims of intentional infliction of emotional distress; breach of contract including but not limited to this Agreement; breach of implied contract; or any other statute or common law principle of similar effect.

7.5	Either party may commence the arbitration process called for in this Dispute Resolution Agreement by first filing a demand upon the other party. The parties will then agree to submit the claim to the arbitrator or association mutually agreed upon by the Bank and Employee. Thereafter, the demand shall be filed with the arbitrator or association mutually agreed upon. The arbitration will be conducted in accordance with provisions set forth by such individual or organization, that are in effect at the time of filing the demand for arbitration. The parties will cooperate with one another and with the arbitrator or association, in selecting an arbitrator, and in scheduling the arbitration proceedings. The arbitrator will issue a written award discussing the facts and the law. The arbitrator shall have the authority to provide for all types of relief that would otherwise be available in court.

7.6	For purposes of the arbitration, the parties are entitled to file responsive pleadings, cross complaints, demurrers, motions to strike, motions for summary judgment and motions for judgment on the pleadings pursuant to the California Rules of Civil Procedure Code and the California Evidence Code. The parties are entitled to conduct discovery pursuant to the California Code of Civil Procedure.

7.7	The Bank shall pay all of the fees and costs of the arbitration and will pay for its own attorney’s fees and will not request any fees or costs from the Employee. Should the Employee retain legal counsel, the cost of such legal counsel shall be the sole responsibility of the Employee.

7.8	Employee Acknowledgment. By initialing in the space below you are agreeing to have all disputes, claims or controversies arising out of or relating to your employment decided by neutral arbitration, and you are giving up any rights you might possess to have those matters litigated in court or jury trial. By initialing in the space below you are giving up your judicial right to appeal. If you refuse to submit to arbitration after agreeing to this provision, you may be compelled to arbitrate under federal or state law. Your agreement to this arbitration provision is voluntary.

I have read and understand the foregoing and agree to submission of all disputes, claims or controversies arising out of or relating to this agreement to neutral arbitration in accordance with this agreement.

EMPLOYEE	THE BANK

7.9	Employee has been advised to seek the advice of an attorney regarding the legal effect of this agreement prior to signing it. The Employee specifically acknowledges that the Employee is entering into this agreement voluntarily and has not been coerced into signing the agreement.

8.	ARTICLE 8 – MISCELLANEOUS

8.1	Severable Provisions. The provisions of this Agreement are separate and distinct, and if any provisions are determined to be unenforceable, in whole or in part, the remaining provisions, and the enforceable parts of any partially unenforceable provisions, shall nevertheless be enforceable.

8.2	Indemnification. The Bank and Employee are entering into an indemnification agreement in the form attached hereto as Exhibit “A.” Any payments made to Employee pursuant to such indemnification agreement are subject to and conditioned upon compliance with 12 C.F.R. Section 545.121, and any rules or regulations promulgated thereunder.

8.3	Successors and Assigns. The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation, or otherwise to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform in writing this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. This Agreement shall inure to the benefit of and be binding upon the Bank, its successors and assigns, and upon the Employee and his heirs, executors, administrators and legal representatives. No party to this Agreement may delegate its or his duties hereunder without the prior written consent of the other parties to this Agreement.

8.4	Governing Law. California law shall in all respects govern the validity, construction, and interpretation of this Agreement.

8.5	Source of Payments. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Employee and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

8.6	Incorporation by Reference of Relevant Regulatory Law. This Agreement incorporates by reference all applicable regulatory law, including but not limited to 12 U.S.C. section 1828(k) and any regulations promulgated under it; 12 U.S.C. section 1818(e); and 12 C.F.R. section 563.39(b); and all replacement statutes and regulations.

8.7	Integration. This Agreement, including any documents expressly incorporated into it by the terms of this Agreement, constitute the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, negotiations, and discussions relating to the subject matter of this Agreement. With this Agreement the parties rescind any previous employment agreements or arrangements between themselves.

8.8	No Oral Modification. Any supplement, modification, waiver, or cancellation of this Agreement is valid only if it is set forth in a writing signed by both parties.

8.9	No Waiver. The waiver of any provision of this Agreement shall not constitute a waiver of any other provision and, unless otherwise stated, shall not constitute a continuing waiver.

8.10	Notices. Any notices required under this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one week after having been placed in the U.S. mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address listed below, or (iii) if given by facsimile, when the notice is transmitted to the facsimile number specified below, and confirmation is received:

If to the Bank:

23901 Calabasas Road, Suite 1050

Calabasas, CA 91302

Attention: Chairman, Compensation Committee

With a copy to the Chairman of the Board

Telephone: (818) 223-5474

Facsimile: (818) 223-5487

If to Employee:

Joseph W. Kiley, III

14734 Valley Vista Boulevard

Sherman Oak, CA 91403

Telephone: (818) 783-4334

Facsimile: (818) 783-4523

9.	ARTICLE 9 – ADVICE OF COUNSEL

Each party acknowledges that it has had an opportunity to negotiate, carefully consider, and receive the advice of any attorney of its own choosing on the terms of this Agreement before signing it. To the extent that any party does not seek the advice of an attorney, it knowingly and freely waives such a right.

ACCEPTED AND AGREED TO:		ACCEPTED AND AGREED TO:

THE BANK		EMPLOYEE

Date: December 21, 2005.		Date: December 21, 2005.

By	/s/ Larry B. Faigin	By	/s/ Joseph W. Kiley, III
	Larry B. Faigin		Joseph W. Kiley, III
Executive Vice President First Bank of Beverly Hills